Exhibit 5


                               September 21, 1998


M&T Bank Corporation
One M&T Plaza
Buffalo, New York  14240

Ladies and Gentlemen:

         Reference is made to the Registration Statement on Form S-8 ("Registration Statement") of M&T Bank Corporation (the "Corporation") related to the registration of 500,000 shares of the Corporation's common stock, par value $5.00 per share ("Common Stock"), which are to be offered pursuant to the M&T Bank Corporation 1983 Stock Option Plan.

         I have been requested to furnish an opinion to be included as Exhibit 5 to the Registration Statement. In conjunction with the furnishing of this opinion, I have examined such corporate documents and have made such investigation of matters of fact and law as I have deemed necessary to render this opinion.

         Based upon such examination and investigation, and upon the assumptions that there will be no material changes in the documents examined and matters investigated and that at the time of issuance there will be authorized but unissued shares of Common Stock available to the Corporation in sufficient amounts, I am of the opinion that the 500,000 shares of Common Stock referred to above have been duly authorized by the Corporation and that, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

         I consent to the filing of this opinion as Exhibit 5 to the Registration Statement.


                                                 Very truly yours,


                                                 /s/  Richard A. Lammert
                                                 -----------------------
                                                 Richard A. Lammert
                                                 Senior Vice President
                                                 and General Counsel